Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made effective as of February 7, 2022 (the “Effective Date”), between CPS Technologies Corp., a Delaware corporation (together with its successors, assigns and Affiliates (as defined below)) the “Company”), and Charles K. Griffith Jr. (“Executive”).

WHEREAS, the Company and Executive have entered into an employment offer letter (the “Employment Letter”), pursuant to which the Company agreed to employ Executive on the terms and conditions contained in the Employment Letter; and

WHEREAS, in consideration for Executive to continue to work for the Company in a competitive environment and the noncompetition and nonsolicitation provisions contained herein and entering into this Agreement, the Company is extending to Executive the opportunity to receive severance benefits under certain circumstances as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement, the following terms have the meanings indicated:

a.    “Accrued Amounts” means unpaid base salary, accrued but unused vacation and expense reimbursements due, which shall be paid upon or promptly after Executive’s Separation from Service, amounts due under any benefit or equity plan, grant or program, paid in accordance with the terms of such plan, grant or program.

b.    “Affiliate” means any subsidiary or other entity that, directly or indirectly through one or more intermediaries, is controlled by CPS Technologies Corp., whether now existing or hereafter formed or acquired. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the Board.

c.    “Board” means the Company’s Board of Directors.

d.     “Cause” means (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a condition that with the passing of time would be a Disability) of Executive’s duties and responsibilities which breach is not remedied within three (3) business days after receipt of written notice from the Board specifying such breach; (ii) the indictment and conviction of, or pleading of guilty or nolo contendere by, Executive to a felony; or (iii) willful misconduct in connection with Executive’s employment.

e.    “Change in Control” means the occurrence of any of the following events:

(i)    The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subclause (i), the following acquisitions of capital stock of the Company (whether Common Stock or otherwise) shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for Common Stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by the Company, (3) any acquisition by any Person which as of the date hereof beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty percent (20%) or more of the Outstanding Common Stock, or (4) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)    The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iii)    The consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock immediately prior to such sale or disposition).

(iv)     The change in the President or Chief Executive Officer to a person not previously employed by the Company 12 months prior to such change.

f.    “Change in Control Termination” means a Qualifying Termination occurring either (i) within 180 calendar days prior to a Change in Control, so long as a definitive agreement pursuant to which transactions contemplated thereunder would result in a Change in Control, has been executed by the Company prior to such Date of Termination or (ii) on or within one (1) year after a Change in Control occurs.

g.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

h.    “Code” means the Internal Revenue Code of 1986, as amended.

i.    “Common Stock” means the Company’s Common Stock, $0.01 par value per share.

j.    “Competitive Business” means any corporation, partnership, association, or other person or entity (including but not limited to Executive) that, at any time during the most recent eighteen (18) months of Executive’s Company Employment and regardless of the business format,  engaged or engages in the business of the development, marketing, manufacturing, production and/or sale of advanced materials solutions for transportation, energy, aviation, defense, and/or oil & gas industries.

k.    “Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether Executive is a participant under), including the completion of any time period required for full coverage under such plan.

l.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

m.    “Executive’s Company Employment” means the time during which Executive is employed by any entity comprised within the definition of “Company,” regardless of any change in the entity actually employing Executive.

n.    “Good Reason” shall mean, without Executive’s prior written consent, (i) a reduction of more than ten percent (10%) from Executive’s annual rate of base salary (and for the avoidance of doubt, any reduction that is equal to or less than such 10% amount may only occur to the extent in connection with a general reduction of annual rate of base salary that applies proportionately to all executive officers); (ii) Executive’s mandatory relocation to a Company office more than fifty (50) miles from the primary Company office location at which Executive was required to perform Executive’s duties prior to such relocation; (iii) a material diminution in Executive’s duties, responsibilities or authority, or the assignment of duties or responsibilities materially inconsistent with Executive’s position with the Company; or (iv) any other action or inaction that constitutes a material breach of the terms of the Employment Letter, including the failure of a successor company to assume or fulfill the obligations under the Employment Letter or this Agreement. In each case, Executive must provide Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within sixty (60) days of the initial existence of such Good Reason event, and Company shall have the right to remedy such event within thirty (30) days after receipt of Executive’s written notice. “Good Reason” shall cease to exist, and may not form the basis for claiming any compensation or benefits under this Agreement, if any of the following occurs:

(i)    Executive fails to provide the above-referenced written notice of the Good Reason event within sixty (60) days of its occurrence;

(ii)    Company remedies the Good Reason event within the above-referenced thirty (30) day remediation period; or

(iii)    Executive fails to resign within fifteen (15) days after the above-referenced thirty (30) day remediation period.

o.    “Qualifying Termination” means the first to occur of a termination of Executive’s Company Employment by the Company without Cause or by Executive upon his resignation for Good Reason, in any such case in accordance with the applicable procedural provisions set forth in this Agreement.

p.    “Release Outside Date” means the date 40 days after the Date of Termination.

q.    “Restricted Period” means twelve (12) months following the Date of Termination.

r.    “Salary Continuation” means the monthly base salary immediately prior to the date Executive’s Company Employment terminates (“Date of Termination”) for a period of twelve (12) months commencing on the first payroll period following the Release Outside Date (“Salary Continuation Period”).

s.    “Section 409A Threshold” means an amount equal to the sum of the following amounts: (x) two times the lesser of (1) Executive’s base salary for services provided to the Company as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; and (2) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which Executive has a Separation from Service, and (y) the amount of Executive’s Salary Continuation that does not otherwise provide for a deferral of compensation by application of Treasury Regulation Section 1.409A-1(b)(4). In all events, this amount shall be limited to the amounts specified under Treasury Regulation Sections 1.409A-1(b)(9)(iii)(A) and 1.409A-1(b)(9)(iii)(B) and the amount of any payments of Salary Continuation described in Treasury Regulation Section 1.409A-1(b)(4)(i) or any successors thereto.

t.    “Separation from Service” means a “separation from service” with the Company within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any qualified retirement plan (including pension plans and 401(k) savings plans) maintained by the Company.

u.    “Specified Employee” means a “specified employee” under Code Section 409A (and regulations issued thereunder).

2.    Severance and Acceleration of Options.

a.    Subject to Section 2(c) and 2(d), upon the occurrence of a Change in Control Termination, Executive shall be entitled to the following:

(i)    Salary Continuation during the Salary Continuation Period.

(ii)    For the Salary Continuation Period, and provided that COBRA continuation coverage is timely and properly elected by Executive, the Company shall reimburse to Executive the Company paid portion for the cost of coverage that is in effect for the Salary Continuation Period, and shall continue until the earlier of (i) the end of the 12-month Salary Continuation Period, or (ii) termination of Executive’s COBRA continuation coverage (the “COBRA Reimbursement”). If Executive becomes eligible to participate in another medical or dental benefit plan or arrangement through another employer during such period, the Company shall no longer provide COBRA Reimbursement. Executive is required to notify the Company within thirty (30) days of obtaining other medical or dental benefits coverage. COBRA Reimbursement shall be paid as determined by the Company and taxed in accordance with applicable law.

b.    Subject to Section 2(c), upon the occurrence of a Change of Control Termination and provided there has been execution and timely submission of the General Release and Waiver (in accordance with Section 3) and expiration of the applicable revocation period (without revocation of the General Release and Waiver), Executive’s outstanding and unvested stock options shall accelerate in full so that all outstanding and unvested stock options shall become vested (“CiC Vesting Acceleration”).

c.    Executive shall not be entitled to continuation of compensation or benefits herein (including without limitation Salary Continuation, COBRA Reimbursement, or CiC Vesting Acceleration) if Executive’s employment terminates for any other reason, including due to death or Disability, except for Accrued Amounts or as may be provided under any other agreement or benefit plan applicable to Executive at the time of the termination of Executive’s employment. Executive shall also not be entitled to Salary Continuation, the COBRA Reimbursement, or the CiC Vesting Acceleration (if it has not previously occurred), after Executive materially violates the terms of this Agreement, unless such violation is effectively curable and Executive cures such violation within ten (10) business days after written notice of such violation by the Company. Except as provided in this Section 2, all other compensation and benefits herein shall terminate as of the Date of Termination.

d.    Subject to subsection (e), Company shall pay Executive’s Salary Continuation due under Section 2(a)(i) in substantially equal installments on each regular salary payroll date for the Salary Continuation Period, except as otherwise provided in this Agreement. Salary Continuation payments shall be subject to withholdings for federal and state income taxes, FICA, Medicare and other legally required or authorized deductions. For the avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement to mitigate Salary Continuation and any other amounts received for such activities shall not reduce the amounts due hereunder. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 3) by the deadline specified therein, or revokes such General Release and Waiver consulting or other arrangement to mitigate Salary Continuation and any other amounts received for such activities shall not reduce the amounts due hereunder. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 3) by the deadline specified therein, or revokes such General Release and Waiver, Salary Continuation, COBRA Reimbursement and CiC Vesting Acceleration shall terminate and not ever be applicable.

e.    If at the time of Separation from Service, Executive is a Specified Employee, payment of any nonqualified deferred compensation due during such six (6) month period shall be deferred until the earlier of six (6) months and one (1) day after Executive’s Separation from Service or Executive’s death and then paid in a lump sum; provided that, if Executive’s Separation from Service qualifies under Code 409A for the application of the Section 409A Threshold, such Section 409A Threshold shall be applied, after application of any short term deferral period that applies to payments, such that full payment of the nonqualified deferred compensation shall be made until the Section 409A Threshold is reached and then any remaining payments during such six (6) months period shall be deferred until the end of the period or Executive’s earlier death.

f.    If any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such payments shall be reduced by the minimum possible amounts until no amount payable to Executive will be subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to Executive resulting from the receipt of such payments with such reduction. In applying any such reduction, Executive shall be entitled to elect the order of reduction to the extent such right would not be a violation of Code Sections 280G, 409A or 4999. If it is a violation or Executive does not elect, to the extent any such payments may be subject to Code Section 409A, the reduction shall be applied to in the following order (i) any payments of Salary Continuation starting with the last payment due, (ii) vesting of compensatory awards of shares (or in the absence of shares, restricted stock units) to the extent Treas. Reg 1.280G-Q and A24(c) does not apply in reverse order, (iii) vesting of compensatory awards of shares (or in the absence of shares, restricted stock units) to the extent such Section does not apply in reverse order, (iv) compensatory stock options on the sum basis and sum order as (n) and (m) and then (v) any remaining payments on a pro rata basis in proportion to the amount of such payments that are considered “contingent on a change in ownership or control” within the meaning of Section 280G of the Code. All calculations and determinations under this subsection (f) shall be made by an independent accounting firm or independent tax counsel appointed by the Company whose determinations shall be conclusive and binding on the Company and Executive for all purposes and who (x) shall provide an opinion to the Company (in respect of which the Company shall use its reasonable best efforts to also require such firm or counsel to provide an opinion to Executive) that can be relied on for filing tax returns and (y) shall provide copies of all such calculations, as well as a copy of a formal valuation of any non-competition provision that impacts the foregoing calculations. All fees and expenses of the accounting firm or tax counsel shall be borne solely by the Company and shall be paid by the Company.

3.    General Release and Waiver. Upon or following Executive’s Date of Termination potentially entitling Executive to Salary Continuation and other benefits under Section 2 above, Executive will execute a binding general release and waiver of claims in a form substantially similar to the attached Appendix A (the “General Release and Waiver”). If the General Release and Waiver is not signed by the deadline specified therein or is signed but subsequently revoked, Executive will not receive any Salary Continuation otherwise payable or CiC Vesting Acceleration, or COBRA Reimbursement.

4.    Noncompetition. During Executive’s Company Employment and thereafter for the Restricted Period, Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, financing, management, operation or control of any Competitive Business, provided the foregoing shall not limit Executive from being involved in the noncompetitive portion of a Competitive Business. Executive acknowledges that, in consideration for the post-termination noncompetition and nonsolicitation restrictions set forth in Sections 4 and 5, the Company has granted Executive the right to receive in accordance with the terms and conditions of this Agreement, Salary Continuation, COBRA Reimbursement, and CiC Vesting Acceleration (collectively, the “Severance Provisions”).  Executive acknowledges and agrees that the Severance Provisions constitute “other mutually-agreed upon consideration” for the purposes of the Massachusetts Noncompetition Agreement Act sufficient to support the post-termination noncompetition and nonsolicitation restrictions in this Agreement.  The provisions herein are not a “garden leave” clause.

5.    Nonsolicitation. During Executive’s Company Employment and thereafter for the Restricted Period, Executive shall not, directly or indirectly, either by himself or by providing substantial assistance to others (i) solicit any employee of the Company to terminate employment with the Company, or (ii) employ or seek to employ, or cause or assist any other person, company, entity or business to employ or seek to employ, any individual who was both an employee of the Company as of Executive’s Date of Termination and has been an employee of the Company in the six (6) months prior to the event. The foregoing shall not be violated by general advertising not targeted at employees of the Company or serving as a reference upon request to an entity with which Executive is not associated.

6.    Future Employment. During Executive’s Company Employment and thereafter for the Restricted Period, before accepting any employment with any Competitive Business (whether or not Executive believes such employment is prohibited by this Agreement), Executive shall disclose to the Company the identity of any such Competitive Business and a complete description of the duties involved in such prospective employment, including a full description of any business, territory or market segment to which Executive will be assigned. Further, during Executive’s Company Employment and thereafter for the Restricted Period, Executive agrees that, before accepting any future employment, Executive will provide a copy of this Agreement to any prospective employer of Executive, and Executive hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.

7.    Nondisparagement; Cooperation.

a.    During Executive’s Company Employment and following the termination of such employment for any reason, Executive will not criticize or disparage the Company or its directors, officers, employees or products.

b.    During Executive’s Company Employment and for two (2) years following the termination of such employment for any reason, Executive will reasonably cooperate with the Company in all investigations, potential litigation or litigation in which the Company is involved or may become involved with respect to matters that relate to Executive’s Company Employment (other than any such investigations, potential litigation or litigation between Company and Executive); provided, that, Executive shall be reimbursed for reasonable travel and out-of-pocket expenses related thereto, but shall otherwise not be entitled to any additional compensation.

c.    The Company agrees to use reasonable efforts to ensure that its then current officers shall not publicly criticize or disparage Executive. Executive agrees to promptly notify the Company if Executive upon becoming aware of any then officer of the Company publicly making any criticizing or disparaging comments regarding Executive so that the Company may take action to stop such officer from making such criticizing or disparaging comments.

d.    Notwithstanding the foregoing, nothing in this Section 7 or any other provision of this Agreement shall prevent Executive or the Company from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement or the Employment Letter, including, but not limited to, the enforcement of this Agreement or the Employment Letter, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction, (ii) making normal competitive statements any time after the expiration of the Restricted Period, (iii) rebut false or misleading statements made by others and/or (iv) making any statements in the reasonable and good faith performance of duties to the Company.

8.    Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Executive if the Executive was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the Executive in a Proceeding. The Company shall pay (within thirty (30) days after a written claim therefor by the Executive) the expenses (including reasonably attorneys’ fees) incurred by the Executive in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Executive to repay all amounts advanced if it should be ultimately determined that the Executive is not entitled to be indemnified under this Section 8 or otherwise. Notwithstanding anything to the contrary in the foregoing, the Company shall be required to indemnify the Executive in connection with a Proceeding (or part thereof) commenced by the Executive only if the commencement of such Proceeding (or part thereof) by the Executive was authorized in advance by the Board.

9.    Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (or received, as applicable) upon the calendar date when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:

a.    If to Executive, to such person or address which Executive has furnished to the Company in writing pursuant to the above.

b.    If to the Company, to the attention of the Company’s [Chief Executive Officer/Secretary] at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above.

10.    Enforceability. Executive recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any of the restrictions imposed on Executive by this Agreement, and Executive agrees that if Executive shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act.

11.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by CPS Technologies Corp., its successors, pending assigns and Affiliates, all of which (other than CPS Technologies Corp.) are intended third-party beneficiaries of this Agreement. Executive hereby consents to the assignment of this Agreement to any person or entity, which is a successor to all or substantially all of the business of CPS Technologies Corp. provided such entity assumes the obligation hereunder in writing.

12.    Validity. Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.

13.    Choice of Law; Jurisdiction. Except to the extent superseded or preempted by federal U.S. law, the rights and obligations of the parties and the terms of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, but without regard to the State of Delaware’s conflict of laws rules. The parties further agree that the state and federal courts in Boston, Massachusetts, shall have exclusive jurisdiction over any claim which in any way arises out of Executive’s employment with the Company, including but not limited to any claim seeking to enforce the provisions of this Agreement.

14.    Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with or be exempt from the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

15.    Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Subject to the next sentence of this Section 15, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Notwithstanding the foregoing, any (i) noncompetition provisions, (ii) nonsolicitation provisions, (iii) nondisparagement provisions and (iv) acceleration of vesting provisions in any currently in existence written agreement between Executive and the Company shall remain in full force and effect and such other provisions and the provisions of this Agreement shall all be applicable. This Agreement may be modified only by a written agreement signed by Executive and a duly authorized officer or director of the Company.

[END OF DOCUMENT, SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE
/s/ Charles K. Griffith Jr.
Charles K. Griffith Jr.

CPS Technologies Corp.

By:	/s/ Michael E. McCormack II
Name: Michael E. McCormack II Title: President/CEO

Address: 111 South Worcester Street Norton, MA 02766

[Signature Page to Executive Severance Agreement]

Appendix A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MUST DELIVER A SIGNED COPY TO CPS TECHNOLOGIES CORP. BY NO LATER THAN THE TWENTY- SECOND (22ND ) DAY AFTER YOUR LAST DAY OF WORK TO THE GENERAL COUNSEL, CPS TECHNOLOGIES CORP., 111 SOUTH WORCESTER STREET, NORTON, MA, 02766. YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO THE CHIEF EXECUTIVE OFFICER AT THE ADDRESS SET FORTH ABOVE. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration of the severance benefits that are described in the attached Executive Severance Agreement that I previously entered into with CPS Technologies Corp., dated as of [___________], I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release CPS Technologies Corp., its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, stockholders, attorneys, successors, and assigns (collectively, “CPS”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with CPS and the termination of my employment. Without limiting the general application of the foregoing, this General Release & Waiver releases, to the fullest extent permitted under law, all contract, tort, defamation, and personal injury claims; all claims based on any legal restriction upon CPS’s right to terminate my employment at will; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. (“ERISA”); 29 U.S.C. § 1985; the Civil Rights Reconstruction Era Acts, 42 U.S.C. §§ 1981-1988; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Immigration & Nationality Act, 8 U.S.C. §§ 1101 et seq.; Executive Order 11246 and all regulations thereunder; and any and all other state, federal or local laws of any kind, whether administrative, regulatory, statutory or decisional.

This General Release & Waiver does not apply to any claims that may arise after the date I sign this General Release & Waiver. Also excluded from this General Release & Waiver are any claims that cannot be waived by law, including but not limited to (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to benefits accrued under benefit plans maintained by CPS and governed by ERISA. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against CPS with any governmental agency or with any court. The release does not cover any rights to indemnification or rights to directors and officers liability insurance coverage.

I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against CPS that are related in any way to my employment or termination of employment at CPS, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my consent, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for CPS.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release & Waiver.

I was given at least twenty-one (21) days to consider signing this General Release & Waiver. I agree that any modification of this General Release & Waiver Agreement will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release & Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the Chief Executive Officer of CPS in writing at CPS Technologies Corp., 111 South Worcester Street, Norton, MA 02766. I understand the General Release & Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by CPS and that CPS expressly denies any wrongdoing or liability.

Date: SAMPLE ONLY— DO NOT DATE	Signed by: SAMPLE ONLY – DO NOT DATE Witness by: SAMPLE ONLY – DO NOT DATE

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